Oyster Creek Group, Inc.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
(unaudited)

                                Three         Six
                               months      months
                                ending      ending              August 19, 1999
                        December 31,   December 31,          (Inception) to
                            2002  2001    2002  2001         December 31, 2002

Revenue                   -       -           -     -                         -

General and
administrative
expenses                -       900        460    4,900                9,785
Total expenses        -       900        460    4,900                9,785

Net (loss)                -      (900)      (460)  (4,900)              (9,785)

Weighted average
number of
common shares
outstanding -
basic and
fully diluted   4,500,000 4,500,000 4,500,000 4,500,000

Net (loss)
per share -
basic and
fully diluted      0.00)         (0.00)          0.00)      (0.00)

The accompanying notes are an intregal part of these financial statements.

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